Global Pharm Holdings Group, Inc. Strengthens its Board by Adding a Non-Executive Director

SHENZHEN, China, January 9, 2012 /PR Newswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB:GPHG) ("Global Pharm" or the "Company"), a growing vertically integrated pharmaceutical company engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine ("TCM") processing, and herbal cultivation and sales in China through its subsidiaries in Anhui, Jilin, Guangdong and Shandong provinces, today announced the appointment of Mr. Kwong Chi Wong (Simon) as a non-executive director to its Board of Directors (the “Board”), effective January 4, 2012. The Board increased the size of the Board from five to six directors on January 4, 2012 and appointed Mr. Wong to fill the vacancy.  Currently, three of the Board members are independent directors, one is a non-executive director and two are executive directors.

Mr. Wong brings more than three decades of experience in investing and assisting companies in China. Since March 5, 2010, Mr. Wong has been executive director and chief executive officer of China.com Inc. (HKEX 8006). Mr. Wong served as a director of CDC Corporation, the ultimate holding company of China.com Inc., until September 2011. Mr. Wong is also a director and chief executive officer of CDC Games Corporation and a director of CDC Games International Corporation, both of which are subsidiaries of CDC Corporation.

Mr. Wong was a managing partner of Asia Global Capital (“AGC”). Prior to joining AGC, he was a director and executive vice president of Transpac Capital Ltd. (“Transpac”), one of the earliest and largest private equity investment firms in Asia, managing a $820 million portfolio with investments in approximately 200 companies in East Asia and the United States. Prior to joining Transpac, Mr. Wong was deputy managing director of Cony Electronics Products Ltd. and Hung Nien Electronics Ltd. in Hong Kong and president of Cony Electronics Inc. in Chicago. Mr. Wong also serves on the boards of various Hong Kong listed companies and holds leadership positions in various Hong Kong financial and industrial associations and councils. Mr. Wong received Bachelor of Science and MBA degrees from the Chinese University of Hong Kong.

“We are excited to add Mr. Kwong Chi Wong (Simon) to our newly enhanced board,” said Mr. Yunlu Yin, Chairman and Chief Executive Officer of Global Pharm. “Simon’s comprehensive understanding of the financial markets and extensive experience of investment and operational management in numerous companies add a distinctive knowledge base and comprehensive business network to our board. The expansion of Global Pharm’s Board of Directors ensures that the company will continue to benefit from a diversity of experience and opinions.”

About Global Pharm

Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine (TCM) processing, and herbal cultivation and sales in China. The Company focuses on building regional distribution channels, as well as a local capillary sales network with a high-margin product portfolio. Currently, its sales network covers Shandong, Jilin, Anhui and Guangdong provinces. Global Pharm seeks to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within the TCM production, pharmaceutical distribution and retail sectors. For further information, please visit the Company's corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact
Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373
Email: susanliu@globalpharmholdings.com